Exhibit 99.1

Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Director Investor Relations	Vice President-Corp. Develop.
	(972) 543-8207	(972) 543-8123

WEAKER TRENDS IN HOME SALES CAUSE MERITAGE HOMES
TO REVISE ITS OUTLOOK FOR 2007

SCOTTSDALE, Ariz., June 6, 2007 – Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, reported today that April and May home sales have been weaker than expected, as reported by other leading homebuilders, and lower than the Company’s first quarter order rates. Preliminary net sales for the first two months of the second quarter were approximately 21% lower than the same period last year, and cancellations increased to a rate of 36% of gross orders, from 27% reported in the first quarter 2007.

“We were encouraged by sales and cancellation rates that improved each month of the first quarter, leading us to anticipate relatively stronger second quarter sales results,” said Steven J. Hilton, chairman and CEO of Meritage, “But these positive trends ended at the beginning of April, as demand slowed and cancellations rose. The weaker conditions we noted in April when we reported our first quarter results, continued through May. Order cancellations increased after widely-reported concerns over credit tightening and difficulties in the subprime markets, which appeared to dampen consumers’ confidence and demand for homes.”

Mr. Hilton continued, “Weaker demand has predictably led to further price competition and margin deterioration, which we believe will prevent us from achieving the guidance we provided on April 25 for total home closings, revenue and earnings for 2007. It also increases the risk for larger associated write-offs of options and impairment charges, which could significantly impact our near-term profitability.”

He concluded, “In light of weaker conditions and reduced expectations, we are reviewing our operating plans for the remainder of the year, as we continue to focus on protecting our balance sheet and maximizing our flexibility through this downturn.”

Meritage expects to report final results for its second quarter ending June 30, 2007, on or about July 25, with a conference call following the earnings release. Details will be published nearer that date, and will be available on the “Investor Relations” pages of the Company’s web site at http://www.meritagehomes.com.

About Meritage Homes Corporation

Meritage Homes Corporation (NYSE:MTH) is a leader in the homebuilding industry. The Company is ranked by Builder magazine as the 12th largest homebuilder in the U.S. and was selected in 2006 for the fourth consecutive year to Forbes’ “Platinum 400 – Best-Managed Big Companies in America.” Meritage is in the S&P SmallCap 600 Index, and ranks #580 on the 2007 FORTUNE 1000 list. Meritage operates in many of the dominant homebuilding markets of the southern and western United States, including six of the top 10 single-family housing markets in the country, and reported its 19th consecutive year of record revenue through 2006. For more information about the Company, visit www.meritagehomes.com. Meritage is a member of the Public Home Builders Council of America (www.phbca.org).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include those regarding preliminary sales for April-May 2007 and our expectations for lower closings, revenue and earnings, with an increased risk of write-offs of options and impairment charges compared to earlier guidance. Such statements are based upon preliminary financial and operating data, the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update any forward-looking statements to reflect future events or changes in these expectations.

Meritage’s business is subject to a number of risks and uncertainties, including: fluctuations in demand, competition, sales orders, cancellation rates and home prices in our markets; potential write-downs or write-offs of assets or deposits; interest rates and changes in the availability and pricing of residential mortgages; housing affordability; our success in locating and negotiating potential acquisitions; successful integration of acquired operations with existing operations; our investments in land and development joint ventures; our dependence on key personnel and the availability of satisfactory subcontractors; materials and labor costs; our ability to take certain actions because of restrictions contained in the indentures for our senior and senior subordinated notes, and the agreement for our unsecured credit facility; our lack of geographic diversification; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; our potential exposure to natural disasters; the impact of construction defect and home warranty claims; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate; our ability to acquire additional land or options to acquire additional land on acceptable terms, particularly in our start-up markets; our exposure to obligations under performance and surety bonds, performance guarantees and letters of credit; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in energy prices or stock markets; inflation in the cost of materials used to construct our homes; our level of indebtedness and our ability to raise additional capital when and if needed; legislative or other initiatives that seek to restrain growth or new housing construction or similar measures and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2006, and Form 10-Q for the quarter ended March 31, 2007, under the caption “Risk Factors.” As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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